United States
Securities and Exchange Commission
Washington, D.C.
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. _____)

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BAY NATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 13, 2010

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend a special meeting of stockholders of Bay National Corporation to be held on February 25, 2010, at 10:30 a.m., local time, at Bay National Corporation’s office located at 2328 West Joppa Road, Lutherville, Maryland 21093.

The notice of meeting and proxy statement on the following pages contain information about the meeting.  At the special meeting we are asking you to approve an increase in the number of authorized shares of the Company’s common stock.  The purpose of this increase is to allow us to conduct an offering of “Units” consisting of one share of our common stock and one warrant to purchase one share of common stock and ultimately recapitalize Bay National Corporation and Bay National Bank, as further described in the attached proxy statement.

It is imperative that we be able to conduct the proposed offering in order to raise necessary capital.  Given the importance of the matters to be voted on at the special meeting and the vote required to approve the proposal, as further described in the proxy statement, every stockholder’s vote is very important.  In order to ensure your shares are voted at the meeting and to help minimize further mailing costs, please return the enclosed proxy card at your earliest convenience.

Very truly yours,

_________________________
Charles L. Maskell
Chairman of the Board of Directors

Bay National Corporation
2328 West Joppa Road, Lutherville, Maryland 21093

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 25, 2010 AT 10:30 A.M.

January 13, 2010

A special meeting of stockholders of Bay National Corporation, a Maryland corporation, will be held on February 25, 2010 at 10:30 A.M. at Bay National Corporation’s office located at 2328 West Joppa Road, Lutherville, Maryland 21093 to:

1.
Approve an amendment to Bay National Corporation’s articles of incorporation to increase the number of authorized shares of the Company’s common stock, $0.01 par value per share, from 20,000,000 shares to 95,000,000 shares;

2.
Adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the proposal to amend the articles of incorporation; and

3.	Act upon any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record of Bay National Corporation common stock at the close of business on December 31, 2009 are entitled to notice of and to vote at the meeting, or any adjournment or postponement thereof.

Whether or not you plan to attend the meeting, please indicate your choices on the matters to be voted upon, date and sign the enclosed proxy and return it in the enclosed postage-paid return envelope. You may revoke your proxy at any time prior to or at the meeting by written notice to Bay National Corporation, by executing a proxy bearing a later date, or by attending the meeting and voting in person.

By order of the Board of Directors,

David E. Borowy
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 25, 2010

The Proxy Statement and the form of proxy card for the special meeting are available at http://www.cfpproxy.com/5253sm.

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is furnished on or about January 13, 2010 to Bay National Corporation’s stockholders in connection with the solicitation of proxies by Bay National Corporation’s Board of Directors to be used at a special meeting of stockholders described in the accompanying notice (the “Special Meeting”) and at any adjournments or postponements thereof.  The purposes of the Special Meeting are set forth in the accompanying notice of special meeting of stockholders.

If you are a stockholder of record (i.e. you own the shares directly in your name), you may attend the Special Meeting and vote in person as long as you present valid proof of identification at the Special Meeting.  If you hold your shares in Bay National Corporation beneficially but not of record (i.e. the shares are held in the name of a broker or other nominee for your benefit) you must present proof of beneficial ownership in order to attend the Special Meeting, which generally can be obtained from the record holder, and you must obtain a proxy from the record holder in order to vote your shares if you wish to cast your vote in person at the Special Meeting.  For further information please contact our Secretary, David E. Borowy, at (410) 494-2580.

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Bay National Corporation. The Board of Directors selected Warren F. Boutilier and Hugh L. Robinson II, or either of them, to act as proxies with full power of substitution at the Special Meeting.  The proxy is revocable at any time prior to or at the Special Meeting by written notice to Bay National Corporation, by executing a proxy bearing a later date, or by attending the Special Meeting and voting in person.  A written notice of revocation of a proxy should be sent to the Secretary, Bay National Corporation, 2328 West Joppa Road, Suite 325, Lutherville, Maryland 21093, and will be effective if received by the Secretary prior to the Special Meeting.  The presence of a stockholder at the Special Meeting alone will not automatically revoke such stockholder’s proxy.

Bay National Corporation will bear the costs of soliciting proxies.  In addition to solicitation by mail, officers, employees and directors of Bay National Corporation may also solicit proxies personally or by telephone. Bay National Corporation will not specifically compensate our officers, employees or directors for soliciting such proxies.  We may also retain a proxy solicitation firm to assist us in the solicitation of proxies.  Bay National Corporation will bear all related fees and expenses if such a firm is retained.  Bay National Corporation will reimburse brokers and other persons for their reasonable expenses in forwarding proxy materials to customers who are beneficial owners of the common stock of Bay National Corporation registered in the name of nominees.

A representative of Stegman & Company, the Company’s independent registered public accountant, is expected to be present at the Special Meeting and will respond to appropriate questions and have an opportunity to make a statement if he or she desires to do so.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 25, 2010.

This Proxy Statement and the form of proxy card for the Special Meeting and our Annual Report on Form 10-K for the year ended December 31, 2008 are available at http://www.cfpproxy.com/5253sm.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record at the close of business on December 31, 2009 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting.  As of the close of business on that date, there were outstanding and entitled to vote 2,154,301 shares of common stock, $0.01 par value per share, each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting will be necessary to constitute a quorum at the Special Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Special Meeting.

The affirmative vote of holders of two-thirds of the outstanding shares of common stock entitled to vote on the matter is necessary to approve the amendment to our articles of incorporation to increase the authorized number of shares of our common stock from 20,000,000 shares to 95,000,000 shares.  An abstention or broker non-vote, as well as the failure to vote (including a failure to return a signed proxy card), will have the same effect as a vote against this proposal.

The affirmative vote of a majority of shares of common stock represented in person or by proxy at the special meeting and entitled to vote on the proposal is necessary to approve the proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the proposal to amend the articles of incorporation.  An abstention or broker non-vote is not included in calculating votes cast with respect to this proposal and will have no effect on the outcome of this proposal.

A broker “non-vote” is a proxy received from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the broker or nominee does not have discretionary power to vote.

All proxies will be voted as directed by the stockholder on the proxy form.  A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

FOR approval of the proposal to amend our articles of incorporation to increase the authorized number of shares of common stock from 20,000,000 shares to 95,000,000 shares.

FOR approval of the proposal to adjourn or postpone the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the proposal to amend the articles of incorporation.

Proxies will be voted in the discretion of the holder on such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

It is anticipated that Bay National Corporation’s directors and officers will vote their shares of common stock in favor of the proposals to amend the articles of incorporation to increase the authorized common stock and to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the beneficial ownership of Bay National Corporation's common stock as of December 31, 2009 by its directors, named executive officers, and all directors and officers as a group and persons believed by management to beneficially own more than five percent of the common stock. The table includes common stock such persons have a right to acquire beneficial ownership of within 60 days of December 31, 2009 pursuant to the exercise of warrants and options or a grant of restricted stock.  Unless otherwise noted below, management believes that each person named in the table has the sole voting and sole investment power with respect to each of the shares of common stock reported as beneficially owned by such person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
R. Michael Gill	5,602	*
John R. Lerch (1)	51,964	2.41%
Harold C. Green(2)	88,922	4.13%
Charles L. Maskell	0	0.00%
Donald G. McClure, Jr. (3)	19,100	*
Hugh W. Mohler (4)	103,467	4.71%
Robert L. Moore (5)	14,954	*
James P. O’Conor	5,767	*
H. Victor Rieger, Jr. (6)	34,807	1.56%
Richard J. Oppitz (7)	0	0.00%
William B. Rinnier (8)	15,036	*
Edwin A. Rommel, III (9)	55,802	2.59%
Henry H. Stansbury (10)	40,925	1.90%
Eugene M. Waldron, Jr. (11)	44,242	2.05%
Carl A.J. Wright	18,132	*
David E. Borowy	0	0.00%
All directors and executive officers as a group (15 persons) (12)	498,720	22.48%
NexTier, Inc. (13) P.O. Box 1550 Butler, Pennsylvania 16003	174,486	8.10%
* = less than 1%

(1)
Includes 9,900 shares held by LFI partnership, of which Mr. Lerch is a general partner; 4,400 shares held by Mr. Lerch’s spouse, over which he has shared voting and investment power; and 550 shares held in trust for the benefit of Mr. Lerch’s daughter for which Mr. Lerch is custodian.

(2)	Includes 20,000 shares owned by Chamberlain Contractors, of which Mr. Green is a 50% owner.

(3)
Includes 3,300 shares issuable upon the exercise of options. Includes 11,000 shares held in trust for the benefit of Mr. McClure’s children for which Mr. McClure is a co-trustee and over which he has shared voting and investment power.

(4)	Includes 44,287 shares issuable upon the exercise of options. Includes 1,100 shares held by Mr. Mohler’s spouse, over which he has shared voting and investment power.

(5)	Includes 3,300 shares issuable upon the exercise of options.

(6)	Includes 1,100 shares held by Mr. Rieger’s spouse, over which he has shared voting and investment power.

(7)	Mr. Oppitz' employment with Bay National Bank was terminated on January 7, 2009.

(8)	Includes 3,300 shares issuable upon the exercise of options. Includes 3,300 shares held by Mr. Rinnier’s spouse, over which he has shared voting and investment power.

(9)	Includes 3,300 shares issuable upon the exercise of options.

(10)	Includes 3,300 shares issuable upon the exercise of options. Includes 13,750 shares held by Mr. Stansbury’s spouse, over which he has shared voting and investment power.

(11)	Includes 3,300 shares issuable upon the exercise of options.

(12)	All of the named individuals, other than Mr. Oppitz and Mr. Borowy are directors of Bay National Corporation. Mr. Mohler is a director and executive officer of Bay National Corporation.

(13)
This information is based on a Schedule 13G filed with the Securities and Exchange Commission by NexTier Incorporated on March 28, 2006 and information from the Company’s transfer agent as of the close of business on the Record Date.

Shares included in the table as beneficially owned that are not outstanding but which the persons listed have the right to acquire within 60 days of December 31, 2009 pursuant to the exercise of options or otherwise are deemed outstanding for the purpose of computing the percentage ownership of the person holding such rights but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

PROPOSAL 1: APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Company currently has 20,000,000 shares of common stock authorized.  As of December 31, 2009, 2,154,301 shares of common stock were issued and outstanding and 364,023 shares of common stock were reserved for issuance under the Company’s stock incentive plans, including 117,348 shares of common stock reserved for issuance under outstanding awards, including options, issued pursuant to the stock incentive plans.  Therefore, as of December 31, 2009, there were 17,481,676 shares of common stock that were not issued and outstanding or otherwise reserved for issuance.  Because of the limited number of shares of common stock available to be issued, especially in light of our proposed securities offering described below, our Board of Directors recommends that stockholders approve an amendment to the Company’s articles of incorporation in order to authorize an additional 75,000,000 shares of common stock of the same class as is presently authorized.

Reasons for the Proposed Amendment; Proposed Public Offering

Our capital position has been negatively impacted by increases in our provision for loan losses resulting from difficulties in our portfolio of investor-owned residential real estate loans,

deteriorating economic conditions and industry-wide problems in residential real estate lending that, in turn, have caused the deterioration in the overall credit quality of our loan portfolio.  We presently are unable to grow our assets and liabilities significantly in furtherance of our long-term strategy without additional capital.  In addition, during 2008 the Bank lost its status as a “well-capitalized” financial institution under the prompt corrective action regulations adopted by the OCC.

Furthermore, as we have previously disclosed, on April 28, 2009, pursuant to a formal enforcement action by the Federal Reserve Bank of Richmond (“Reserve Bank”), Bay National Corporation entered into a written agreement with the Reserve Bank (the “Reserve Bank Agreement”).  Pursuant to the Reserve Bank Agreement, Bay National Corporation agreed to not make dividends and other distributions, increase or guarantee any debt or purchase or redeem any of our shares without the Reserve Bank’s prior written approval, limit indemnification and severance payments, and take certain other actions.  In addition, as we have also previously disclosed, on February 6, 2009, pursuant to a Stipulation and Consent to the Issuance of a Consent Order, Bay National Bank consented to the issuance of a Consent Order issued by the Office of the Comptroller of the Currency (the “OCC”), the Bank’s primary banking regulator.  In connection therewith, we have adopted a three-year strategic plan that maps out our strategy for the Bank to restore its higher capitalization, strong earnings, good asset quality and to also eliminate the concerns raised by the OCC in the Consent Order.  The Consent Order mandates that we raise our capital levels above the minimum capital needed to meet regulatory requirements, and our strategic plan contemplates raising funds from new stockholders as a means of doing so.

Pursuant thereto, we intend to conduct a public offering in order to raise required capital and, ultimately, recapitalize Bay National Corporation and Bay National Bank.  Our Board of Directors believes that it is in the best interests of Bay National Corporation and our stockholders to raise capital that exceeds the amount we could raise by selling only the remaining 17,481,676 shares of common stock (or securities exercisable or convertible into such shares of common stock) currently available under the articles of incorporation. Our Board of Directors has determined that the most effective way to conduct an offering that will successfully raise the capital we require is to sell “Units” consisting of one share of our common stock and one warrant to purchase one share of common stock.  The offering would be conducted as a rights offering in which each current stockholder of the Company would be issued a basic subscription right to purchase ten Units for each share of common stock owned and an over-subscription right to purchase any Units not sold pursuant the basic subscription rights, followed by a public “reoffering” of any unsold Units.  The board has determined that the sale of 25,000,000 of such Units is likely to raise the needed capital for the Company.  Therefore, we intend to conduct an offering of 25,000,000 Units, with an over-allotment option of 3,000,000 Units allocated to the sales agent we intend to retain to assist us in conducting the offering.  As a result, we are asking stockholders to approve the proposed amendment to the articles of incorporation to authorize an increase in the number of authorized shares of common stock to an amount that will be sufficient to allow us to issue the 25,000,000 shares of common stock that would be contained in the 25,000,000 Units (28,000,000 if the sales agent exercises its over-allotment option in full), the 25,000,000 shares of common stock that would be issuable upon exercise of the warrants that would be contained in the Units (28,000,000 if the sales agent exercises its over-allotment option in full), as well as additional authorized shares of common stock for future issuances.

Our Board of Directors has chosen to structure the offering as a rights offering followed by a reoffering to the public in order to allow our existing stockholders to acquire shares of our common stock and warrants to purchase common stock through their purchase of Units based on their pro rata ownership percentage and provide such stockholders the opportunity to limit their ownership dilution from the sale of Units to the public.

We would use the proceeds from such offering to raise equity capital to regain and maintain our status as a “well-capitalized” financial institution and meet other applicable capital regulatory requirements, support lending and investment activities, and for working capital and other general corporate purposes, although we have not made a specific allocation of the use of any such proceeds.  We believe that the proceeds from the offering, assuming we sell approximately $15 million worth of the Units, will allow us to maintain our capital ratios above “well-capitalized” levels under bank regulations, to respond to any regulatory action requirements related to the OCC Consent Order and the Reserve Bank Agreement, and to position Bay National to return to profitability and respond to future business and financing needs and opportunities in the communities we serve.

While 56,000,000 shares of common stock represents the maximum number of shares we would issue pursuant to the offering we are currently contemplating, our Board of Directors believes that it is in the best interests of Bay National Corporation and our stockholders for the Company to have additional shares of common stock authorized in order for us to have the flexibility to revise the terms of the currently contemplated offering or conduct future offerings, if our Board of Directors believes such action is necessary for us to satisfy the capital levels required pursuant to the Consent Order and have the funds necessary to achieve the goals laid out in our three-year strategic plan.

In addition, the Board of Directors believes that additional shares of common stock should be available for issuance by the Board of Directors from time to time for stock dividends, stock splits, potential acquisitions, future financings, employee benefit plans and for other proper corporate purposes.  Any such issuances could also be used to discourage, or have the effect of discouraging, an attempt to acquire control of the Company, whether or not such a change in control transaction was favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.  For example, common stock could be issued to persons, firms or entities known to be friendly to management.  However, the additional flexibility afforded by the ability to issue the common stock could enhance the arm’s-length bargaining capability of the Board of Directors on behalf of the Company’s stockholders in a situation involving a solicitation to obtain control of the Company without the approval of the Board of Directors.  Other than as discussed herein, at this time the Company does not have any plan, commitment, arrangement, understanding or agreement, either oral or written, to issue any shares of the proposed additional common stock.

Although the Board of Directors could authorize the issuance of additional shares of common stock based on its judgment as to the best interest of the Company and its stockholders, the issuance of additional shares may dilute the ownership of the Company’s existing stockholders.

Approval of this proposal will permit the Board to issue such additional shares in the future, pursuant to the proposed offering or otherwise, without further approval of the stockholders unless otherwise required by law, the rules of The NASDAQ Stock Market, or our articles of incorporation.  We are not asking our stockholders to make any changes to the number of shares of preferred stock, $0.01 par value per share, currently authorized under our articles of incorporation, which will remain at 1,000,000 shares, none of which have been issued to date.  Further, the proposed amendment will not change the dividend rights, voting rights, liquidation rights or other terms of the common stock or preferred stock as currently set forth in our articles of incorporation.

The full text of the proposed amendment to our articles of incorporation, which will be included in the articles of amendment that we will file with the Maryland State Department of Assessments and Taxation if stockholders approve this proposal, is attached as Appendix A to this proxy statement.  The above summary of the proposed amendment to the articles of incorporation is qualified in its entirety by the text set forth in Appendix A.

Description of the Company’s Capital Stock

The rights of stockholders of Bay National Corporation are governed by the Maryland General Corporation Law (the “MGCL”) and by our articles of incorporation and bylaws.

The following summary description of the material features of our capital stock is necessarily general and is qualified in its entirety by reference to the applicable provisions of Maryland law and by our articles of incorporation and bylaws, copies of which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available at the SEC’s web site at www.sec.gov.

Our currently authorized capital stock consists of 20,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.  If our stockholders approve the proposed amendment to our articles of incorporation, our authorized capital stock will consist of a total of 96,000,000 shares, including 95,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

In general, stockholders or subscribers for our stock have no personal liability for the debts and obligations of Bay National Corporation or the Bank because of their status as stockholders or subscribers, except to the extent that the subscription price or other agreed consideration for the stock has not been paid.

Our articles of incorporation grant to our Board of Directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption.  Accordingly, our Board of Directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that the holders of some, or a majority, of shares of common stock might believe to be otherwise in their best interests or in which the holders of some, or a majority, of shares of common stock might receive a premium for their shares of common stock over the then market price of such shares.  As of the date hereof, other than as described herein, our Board of Directors has no plans to classify or reclassify any unissued shares of common stock.

Common Stock

In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, with each share entitled to one vote.

Subject to all rights of holders of any other class or series of stock, holders of our common stock are entitled to receive dividends if and when our Board of Directors declares dividends from funds legally available therefor.  In addition, holders of common stock share ratably in the net assets of Bay National Corporation upon the voluntary or involuntary liquidation, dissolution or winding up of Bay National Corporation, after distributions are made to anyone with more senior rights.

Under Maryland law, we are not permitted to pay dividends if, as a result, we would be unable to pay our debts as they come due in the ordinary course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time the dividend is paid, to satisfy the preferential rights on dissolution of any stockholders whose preferential rights on dissolution are superior to those stockholders receiving the dividend.

Holders of our common stock have no conversion rights, preemptive rights, exercise rights or other subscription rights.  There are no redemption or sinking fund provisions that apply to the common stock.  All shares of common stock currently outstanding are fully paid and non-assessable.

Our articles of incorporation grant to our Board of Directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption.  Accordingly, our Board of Directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that the holders of some, or a majority, of shares of common stock might believe to be otherwise in their best interests or in which the holders of some, or a majority, of shares of common stock might receive a premium for their shares of common stock over the then market price of such shares.  As of the date hereof, our Board of Directors has no plans to classify or reclassify any unissued shares of common stock.

Preferred Stock

We are authorized to issue 1,000,000 shares of preferred stock, par value $0.01 per share.  Shares of preferred stock may be issued from time to time by the Board of Directors in one or more series.  Prior to issuance of shares of each series of preferred stock, the Board of Directors is required to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and terms and conditions of redemption.  The

Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the then market price of such shares.

The proposed amendment to our articles of incorporation would not impact the preferred stock.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws

General

A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and certain rights of stockholders.  The following discussion is a general summary of certain provisions of our articles and bylaws that might be deemed to have a potential “anti-takeover” effect.  The following description of certain of the provisions of our articles and bylaws is necessarily general and reference should be made in each case to the articles and bylaws.  Our articles and bylaws are available at the SEC’s web site.

Classification of the Board of Directors

Our articles and bylaws provide that we will have not less than three directors (unless we have less than three stockholders), and that the number of directors shall be fixed by the Board of Directors.  Our Board of Directors is currently set at 14 directors.

Our bylaws provide that our directors are divided into three classes  - Class A, Class B, and Class C - each class consisting of a number of directors as nearly equal in number as possible, and with each director serving for a term ending on the date of the third annual meeting following the annual meeting at which such director is elected.  A classified Board of Directors promotes continuity and stability of management, but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.  We believe that classification of the Board of Directors will help to assure the continuity and stability of our business strategies and policies as determined by the Board of Directors.

Extraordinary Transactions

Pursuant to the MGCL, a corporation generally cannot (except under and in compliance with specifically enumerated provisions of the MGCL) consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange, or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of at least two-thirds of the shares entitled to vote on the matter, unless a lesser or greater percentage is set forth in the corporation’s charter.  Our articles of incorporation increase the required vote to 80% of the shares entitled to vote on the matter, except with respect to liquidation, dissolution and winding-up.

Amendment of Articles of incorporation

Under the MGCL, amendments to our articles require the approval of stockholders holding two-thirds of the shares entitled to vote on the matter.

Amendment of Bylaws

Only our Board of Directors may amend our bylaws.  Our stockholders have no authority to amend our bylaws.

Removal of Directors

The MGCL provides that if a corporation’s directors are divided into classes, a director may only be removed for cause.  Our articles of incorporation further provide that directors may be removed only upon the affirmative vote of 80% of all of the votes entitled to be cast on the matter.

Absence of Cumulative Voting

There is no cumulative voting in the election of our directors.  Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected.  Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s Board of Directors.  The absence of cumulative voting means that the holders of a majority of our shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Authorized Shares

As indicated above, our articles of incorporation authorize the issuance of 21,000,000 shares of capital stock, including 20,000,000 shares of common stock and 1,000,000 shares of preferred stock, and we are asking our stockholders to approve an increase in the number of authorized shares of our common stock to 95,000,000 shares, which would increase our total authorized capital stock to 96,000,000 shares.  Our Board of Directors may, without stockholder approval, authorize the issuance of any authorized and unissued shares of our common stock and preferred stock.  This provides our Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock-based compensation.  The unissued authorized shares also may be used by our Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us.  Also, as indicated above, our Board of Directors’ right to set the terms of one or more series of preferred stock has anti-takeover effects.

Anti-Takeover Provisions of the Maryland General Corporation Law

In addition to the provisions contained in our articles of incorporation and bylaws, the MGCL includes certain provisions applicable to Maryland companies that may have an anti-takeover effect, including, but not limited to, the provisions discussed below.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an “Interested Stockholder” (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available.  Thereafter a business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Maryland’s business combination statute does not apply to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder.  In addition, Maryland’s business combination statute does not apply to (i) a corporation that has fewer than 100 beneficial owners of its stock, unless the corporation specifically “opts in” to the business combination statute through a charter provision, or (ii) to a corporation that “opts out” of the business combination statute through a charter provision.  We have not elected to “opt in” to or “opt out” of Maryland’s business combination statute through a charter provision.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation.  “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one tenth or more but less than one third; (ii) one third or more but less than a majority; or (iii) a majority of all voting power.  Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved.  Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Maryland’s control share acquisition statute does not apply to individuals or transactions that are approved or exempted (whether generally or specifically) in a charter or bylaw provision before the control share acquisition occurs.  In addition, Maryland’s control share acquisition statute does not apply to a corporation that has fewer than 100 beneficial owners of its stock.  We have not exempted any individuals or transactions from the control share acquisition statute through a charter or bylaw provision.

Summary of Anti-Takeover Provisions

The foregoing provisions of our articles of incorporation and bylaws and Maryland law could have the effect of discouraging an acquisition of Bay National Corporation or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock.  In addition, such provisions may make Bay National Corporation less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board.  Our Board of Directors believes that these provisions are in our best interests and the best interests of our stockholders.  In the Board of Directors’ judgment, the board is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders.  Accordingly, the Board of Directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirors to negotiate directly with the board and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the Board of Directors’ belief as to the benefits to us of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management.  As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.  The Board of Directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

Vote Required for Approval

The affirmative vote of holders of two-thirds of the outstanding shares of common stock entitled to vote on this proposal is required for approval of this proposal.  Therefore, abstentions and broker non-votes, as well as the failure to vote (including a failure to return a signed proxy card), will have the same effect as a vote against this proposal.

Effectiveness of Amendment

If approved, the amendment to the articles of incorporation will become effective upon the filing of the articles of amendment.  If the proposal is not approved by the requisite stockholder vote, the number of authorized shares of common stock will remain unchanged.

The Board of Directors recommends that stockholders vote “FOR” approval of the amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 20,000,000 shares to 95,000,000 shares.

PROPOSAL 2 –
PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO A LATER DATE OR TIME, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THERE ARE INSUFFICIENT VOTES AT THE TIME OF SUCH ADJOURNMENT OR POSTPONEMENT TO ADOPT THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies.  Any adjournment may be made without notice if announced at the meeting at which the adjournment is taken.  Whether or not a quorum exists, holders of a majority of the common stock represented in person or by proxy at the Special Meeting and entitled to vote on the proposal may adjourn the Special Meeting at any time.  Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

OTHER BUSINESS

The management of Bay National Corporation does not intend to present any other matters for action at the Special Meeting, and the Board of Directors has not been informed that other persons intend to present any matters for action at the Special Meeting.  However, if any other matter should properly come before the Special Meeting, the persons named in the accompanying form of proxy intend to vote thereon, pursuant to the proxy, in accordance with their judgment of the best interests of Bay National Corporation.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

In order to be included in the proxy materials for Bay National Corporation’s 2010 annual meeting of stockholders, stockholder proposals submitted to Bay National Corporation in compliance with SEC Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company’s proxy statement) must be received in written form at Bay National

Corporation’s executive offices on or before December 29, 2009.  In order to curtail controversy as to compliance with this requirement, shareholders are urged to submit proposals to the Secretary of Bay National Corporation by Certified Mail—Return Receipt Requested.

Pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended, Bay National Corporation’s stockholders are notified that the deadline for providing us with timely notice of any stockholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2010 annual meeting of stockholders will be March 14, 2010.  As to all such matters which we do not have notice on or prior to that date, discretionary authority to vote on such proposal will be granted to the persons designated in Bay National Corporation’s proxy related to the 2010 annual meeting of stockholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following information, which was included in Bay National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, previously mailed to our stockholders, and a copy of which has been delivered with this proxy statement, is incorporated herein by reference:

•
The consolidated balance sheets of Bay National Corporation and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008, and the notes thereto, appearing on pages 62-97 of the Annual Report;

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations, which appears on pages 26-59 of the Annual Report; and

•	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure, appearing on page 98 of the Annual Report.

Appendix A

The first paragraph of Article FIFTH of the Corporation’s articles of incorporation is hereby amended and restated in its entirety as follows:

FIFTH: The total authorized capital stock of the Corporation is Ninety-Six Million (96,000,000) shares, consisting of Ninety-Five Million (95,000,000) shares of common stock, with a par value of $0.01 per share, and One Million (1,000,000) shares of preferred stock, with a par value of $0.01 per share.  The aggregate par value of all authorized shares is Nine Hundred Sixty Thousand Dollars ($960,000).

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BAY NATIONAL CORPORATION

 REVOCABLE PROXY FOR
SPECIAL MEETING OF SHAREHOLDERS
THURSDAY, FEBRUARY 25, 2010

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Warren F. Boutilier and Hugh L. Robinson II, and each of them, to vote all of the shares of Bay National Corporation standing in the undersigned's name at the Special Meeting of Stockholders, to be held at 2328 West Joppa Road, Lutherville, Maryland, 21093, on Thursday, February 25, 2010 at 10:30 a.m., local time. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.
For	Against	Abstain

1.    Approve an amendment to Bay National Corporation’s articles of incorporation to increase the number of authorized shares of the Company’s common stock, $0.01 par value per share, from 20,000,000 shares to 95,000,000 shares.
[ ]	[ ]	[ ]

For	Against	Abstain

2.    Adjourn or postpone the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the proposal to amend the articles of incorporation.
[ ]	[ ]	[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted “FOR” approval of the amendment to the articles of incorporation to increase the number of authorized shares of common stock  from 20,000,000 shares to 95,000,000 shares and FOR approval of the proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the proposal to amend the articles of incorporation. If any other business is presented at the Special Meeting, this revocable proxy will be voted in the discretion of the proxies.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

BAY NATIONAL CORPORATION

(Please sign exactly as your name appears. When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such.
If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature. If the shares are held in joint name, all joint owners should sign.)

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.